Exhibit 99.1

francesca’s® Appoints Philip Bleser to Its Board of Directors

HOUSTON, TEXAS April 12, 2017 -- Francesca's Holdings Corporation (Nasdaq: FRAN) announced today that the Board of Directors (“Board”) has appointed Philip Bleser as a member of the Board effective as of April 17, 2017. Mr. Bleser will serve on the Audit and Compensation committees of the Board.

Mr. Bleser brings to the Board broad strategic, corporate governance, managerial, financial and operational experience as well as business leadership expertise gained over the course of a distinguished career. Mr. Bleser held numerous senior leadership positions at J.P. Morgan Chase & Co., (“J.P. Morgan”), which he joined in 1974. While at J.P. Morgan, he served as the CEO of Global Corporate Bank in North America from 2010 to 2015 and CEO of Mid-Corporate Banking from 2003 to 2010. Prior to his retirement from J.P. Morgan, Mr. Bleser served as the Chairman of Global Corporate Banking from April 2015 to July 2016. Currently, Mr. Bleser is a member of the Board of Trustees of Pace University in New York. From 2011 to 2016, he served as a member of the board of directors of Private Export Funding Corporation where he also served on the Audit and Compensation and Development committees.

Rick Kunes, Chairman of the Board, commented, “We are excited to welcome Phil Bleser to the francesca’s Board of Directors. Phil’s deep experience in managing one of the world’s largest banks will tremendously benefit the company. On behalf of the Board, we welcome Phil to francesca’s and look forward to his invaluable future contributions.”

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer which operates a nationwide-chain of boutiques providing customers a unique, fun and personalized shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates approximately 671 boutiques in 48 states and the District of Columbia and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:

ICR, Inc.	Company
Jean Fontana	Kelly Dilts 832-494-2236
646-277-1214	Kate Venturina 832-494-2233
ir@francescas.com